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Exhibit 10.3      Promissory Note with Guardian Financial Services, Inc.

                                 PROMISSORY NOTE

                                  U.S. $300,000



FOR VALUE RECEIVED, Guardian Financial Services, Inc., a Nevada corporation ("Maker"), hereby promises to pay to Bentley Communications Corp., a Florida corporation ("Payee"or "Holder") the principal sum of Three Hundred Thousand Dollars ($300,000), on or before June 30, 2003 (the "Due Date"). This note shall bear interest at six percent (6%) per annum from the date hereof. Maker delivers this note to Payee as consideration for purchase of 30,000,000 shares of $.0001 par value common stock of Bentley Communications Corp., a Florida corporation.

This promissory note has been delivered to Payee and accepted by Payee in the State of California and shall be governed and construed generally according to the laws of said State. Maker and Payee each waive any objection to the jurisdiction of or venue in such court and to the service of process issued by such court and agrees that each may be served by any method of process described in the Federal Rules of Civil Procedure. Maker and Payee each waive (1) the right to claim that such court is an inconvenient forum or any similar defense and (2) trial by jury.

No waiver by the holder of any payment or other right under this Note shall operate as a waiver of any payment or right. This promissory note can be repaid prior to the Due Date.

Executed on June 18, 2002 by the Maker.


                                        Guardian Financial Services, Inc.,
                                        a Nevada corporation



                                        By: /s/Delores Serafino
                                            -----------------------
                                        Name: Delores Serafino
                                        Title: President